HARDING, LOEVNER FUNDS, INC.

                               Certificate of Secretary

         I, William E. Vastardis, do hereby certify that I am the Secretary of Harding, Loevner Funds, Inc., a Maryland corporation (the "Company"), and, in connection with the filing on behalf of the Company of a Rule 24f-2 Notice, as such term is defined in the Investment Company Act of 1940, as amended, and the preparation by Dechert Price and Rhoads, as counsel to the Company, of a legal opinion to accompany the Rule 24f-2 Notice, I do hereby further certify that the Company sold the following total of shares which include shares sold through dividend reinvestment: the Company sold a total of 3,317,191 shares of its International Equity Portfolio Stock, 463,280 shares of its Multi-Asset Global Portfolio Stock, and 131,148 shares of its Global Equity Portfolio Stock, all having a par value of $.001 per share (collectively, the "Shares"), during the fiscal year ended October 31, 1998, for which the Company received payment in full of cash consideration in excess of par value prior to the issuance of the Shares in accordance with the resolutions authorizing their sale, I do hereby further certify that the Company had a total of 1,903,641 shares of its Global Equity Portfolio Stock, 28,070,832 shares of its International Equity Portfolio Stock, and 554,503 shares of its Multi-Asset Global Portfolio Stock outstanding on October 31, 1998, and I do hereby further certify that at no time during the fiscal year ended October 31, 1998 did the Company have in excess of 500,000,000 shares of its Global Equity Portfolio Stock issued or outstanding, nor did it have in excess of 500,000,000 shares of its International Equity Portfolio Stock, nor did it have in excess of 500,000,000 shares of its Multi-Asset Global Portfolio stock outstanding.



         IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the Company this 25th day of January, 1999.


                                                     /s/ William E. Vastardis
                                                         William E. Vastardis
                                                         Secretary